UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF l934

Theravance Biopharma, Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	EIN 98-1226628
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

PO Box 309 Ugland House, South Church Street George Town, Grand Cayman, Cayman Islands	KY1-1104
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

EXPLANATORY NOTE

This registration statement on Form 8-A of Theravance Biopharma, Inc. (the “Company”) is being filed to update the description of our Rights Agreement dated as of May 9, 2014 (the “Rights Agreement”), between the Company and Computershare Inc. (the “Rights Agent”), which sets forth the terms and conditions of our preferred share purchase rights (the “Rights”), which were previously described in our registration statement on Form 10 filed with the Securities and Exchange Commission on August 1, 2013, as amended, which became effective on May 14, 2014.  This update is necessary because the Company and the Rights Agent entered into the First Amendment to Rights Agreement on November 10, 2015, as described below.

We hereby amend the following items, exhibits or other portions of related to our Rights and Rights Agreement, as set forth below:

Item 1. Description of Registrant’s Securities to be Registered.

On November 10, 2015, the Company and the Rights Agent executed the First Amendment to Rights Agreement (the “Amendment”). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement.

The Amendment amends the definition of an “Acquiring Person” under the Rights Agreement to increase the beneficial ownership threshold in such definition from 19.0% to 19.9% and to make conforming changes in the Summary of Rights. No other changes were made to the Rights Agreement.

The Rights Agreement and the Amendment are each incorporated by reference into this Form 8-A, as Exhibit 4.1 and Exhibit 4.2, respectively, and are each incorporated into this Item 1 by reference. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits.

4.1	Rights Agreement by and between Theravance Biopharma, Inc. and Computershare Inc., dated as of May 9, 2014. (1)

4.2	First Amendment to Rights Agreement by and between Theravance Biopharma, Inc. and Computershare Inc., dated as of November 10, 2015. (2)

(1)	Incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3, filed with the Securities and Exchange Commission on June 26, 2015.

(2)	Incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 10, 2015.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

THERAVANCE BIOPHARMA, INC.

Date: November 10, 2015	By:	/s/ Renee D. Gala
Renee D. Gala
Senior VP and Chief Financial Officer

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